Exhibit 4.1
AMENDMENT ONE TO AMENDED AND RESTATED
AGENTED CREDIT AGREEMENT
     This Amendment One to Amended and Restated Agented Credit Agreement (“Amendment”) is dated effective June 30, 2006, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (“Borrower”), and BANK OF OKLAHOMA, N.A. (“BOK”), BANCFIRST, and COMMERCE BANK, N.A. (individually a “Bank” and collectively the “Banks”), and BANK OF OKLAHOMA, N.A., as agent for the Banks hereunder (in such capacity, “Agent”).
RECITALS
     A. Reference is made to the Amended and Restated Agented Credit Agreement by and among Borrower, Banks and Agent, dated June 24, 2005, pursuant to which currently exists (i) a term loan in the original principal amount of $14,084,646.81; (ii) a $5,000,000 revolving line of credit, and (iii) an advancing term loan in the amount of $15,000,000. Terms used herein shall have the meanings given in the Credit Agreement, unless otherwise defined herein.
     B. Borrower has requested that Banks temporarily modify the calculation of Funded Debt to EBITDA; and Banks have agreed to Borrower’s request, subject to the terms and conditions of this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the representations and warranties contained herein and for valuable consideration received, the parties agree to the following:
     1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
          1.1. Section 10.1 (Funded Debt to EBITDA) is hereby deleted and replaced with the following:
     “10.1. Funded Debt to EBITDA. Maintain, tested on the last day of each fiscal quarter, a ratio of (i) Funded Debt for the preceding four consecutive fiscal quarters of Borrower minus the balance of the Interest Reserve Account on such date to (ii) EBITDA for the preceding four consecutive fiscal quarters of Borrower, not greater than (a) for the fiscal quarter ending June 30, 2006, 4.6 to 1, and (b) for the fiscal quarter ending September 30, 2006, and each fiscal quarter thereafter, 4.0 to 1.”
     2. Conditions Precedent. This Amendment and each Bank’s commitments hereunder are conditioned upon satisfaction of the following at or before closing.
          2.1. Borrower shall execute and deliver to Banks this Amendment.
          2.2. Borrower shall pay an amendment fee in the amount of $5,000, payable to the Banks on a pro rata basis.

          2.3. Borrower shall provide any and all documents, agreements and instruments related to this transaction, reasonably requested by the Banks.
     3. Borrower Ratification. Borrower hereby ratifies and confirms the Credit Agreement, and all instruments, documents and/or agreements executed and/or delivered by Borrower to Bank in connection therewith, and represents to Banks that: (i) the Loan Documents remain in full force and effect; (ii) all representations and warranties made thereunder are true and correct as of the date hereof; and (iii) no Event of Default exists or will result from the execution of this Amendment.
     4. Governing Law and Binding Effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma, and shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.
     5. Costs, Expenses and Fees. Borrower agrees to pay all costs, expenses and fees incurred by the Banks or otherwise in connection herewith, including, without limitation, all reasonable attorney fees, costs and expenses of Riggs, Abney, Neal, Turpen, Orbison & Lewis.
     6. Multiple Counterparts. This Amendment may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Further Assurances. Borrower will immediately execute and deliver to the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

“Borrower” ORCHIDS PAPER PRODUCTS COMPANY
By	/s/ Keith R. Schroeder
Keith R. Schroeder, Chief Financial Officer

“Banks” BANK OF OKLAHOMA, N.A., as a Bank and Agent
By	/s/ Marc Maun
Marc Maun, Senior Vice President

BANCFIRST
By	/s/ Elisabeth F. Blue
Elisabeth F. Blue, Senior Vice President

COMMERCE BANK, N.A.
By	/s/ R. David Emley, Jr.
R. David Emley, Jr., Vice President

6